Exhibit 4.14

(TRANSLATION)

                             SIMPLE CREDIT AGREEMENT

                    UP TO THE EQUIVALENT IN MEXICAN CURRENCY
                                OF THE AMOUNT OF

                               U.S. $21,000,000.00

                                  May 16, 2006

                              Signed by and between

                        Grupo Radio Centro, S.A. de C.V.,
                                  as Borrower;

                     Radio Centro Publicidad, S.A. de C.V.,
                         GRC Publicidad, S.A. de C.V., y
                            GRC Medios, S.A. de C.V.,
                              as Several Obligors;

                                       and

                    Desarrollos Empresariales, S.A. de C.V.,
                        Radiodifusion Red, S.A. de C.V.,
                  Inmobiliaria Radio Centro, S.A. de C.V., and
                 Universal de Muebles e Inmuebles, S.A. de C.V.,
                                  as Guarantors

                                       and

                 GE Capital CEF Mexico, S. de R.L. de C.V., and
  Banco Inbursa, S.A., Multiple Banking Institution, Grupo Financiero Inbursa,
                                  as Creditors

LOAN AGREEMENT (the "Agreement") of May 16, 2006 signed by:

     (1) GRUPO RADIO CENTRO, S.A. de C.V. ("GRC" or, the "Borrower"), a commercial company formed under the laws of the United Mexican States ("Mexico") in its capacity as Borrower;

     (2) RADIO CENTRO PUBLICIDAD, S.A. de C.V., GRC PUBLICIDAD, S.A. de C.V., and GRC MEDIOS, S.A. de C.V., two commercial companies formed under the laws of Mexico, in their capacity as Several Obligors (hereafter and together with any of the subsidiaries referred to in Clause Thirteen section (B) of this Agreement, the "Several Obligors");

     (3) DESARROLLOS EMPRESARIALES, S.A. de C.V., RADIODIFUSION RED, S.A. de C.V., INMOBILIARIA RADIO CENTRO, S.A. de C.V., and UNIVERSAL DE MUEBLES E INMUEBLES, S.A. de C.V. ("Universal"); all of these being commercial companies formed under the laws of Mexico, in their capacity as guarantors (hereafter, the "Guarantors"); and

     (4) GE CAPITAL CEF MEXICO, S. de R.L. de C.V., as Creditor, and BANCO INBURSA, S.A., Multiple Banking Institution, Grupo Financiero Inbursa, as Creditor (and together with GE Capital CEF Mexico, S. de R.L. de C.V. and their respective assigns or successors, referred to hereafter as the "Creditors"), pursuant to the following Antecedents, Representations and Clauses:

                                   ANTECEDENTS
                                   -----------

WHEREIN:

I. The Borrower has asked the Creditors for credit in the form of opening a simple line of credit with mortgage and trust guarantees up to the equivalent in pesos of the amount indicated in the First Clause of this Agreement, to use for the purposes indicated in the Third Clause of this Agreement;

II. The Borrower has pledged to the Creditors to sign, as a guarantee for its obligations under this Agreement, and as soon as possible, the Trust Agreement and the Mortgage Agreements (as said terms are defined below), and

III. In consideration of the foregoing and the representations and clauses in this Agreement, the Creditors agree to give the Borrower credit in the form of a credit agreement with mortgage and trust guarantees, up to the amount indicated in the First Clause of this Agreement.

IV. It has signed a Credit Agreement (the "Scotiabank Credit Line") with Scotiabank Inverlat, S.A., Multiple Banking Institution, Grupo Financiero Scotiabank Inverlat.

                                 REPRESENTATIONS
                                 ---------------

AND SO THEREFORE:

FIRST.- The Borrower states under oath that:

     (a) It is a variable capital corporation duly formed and operating under the laws of Mexico.

     (b) Its representative has the legal authority necessary to enter into binding agreements on its behalf under the terms of this Agreement, and this authority has not been modified, restricted, limited or revoked in any manner as of this date.

     (c) It is authorized pursuant to its corporate bylaws to sign this Agreement and specifically to authorize the mortgage and trust guarantees stipulated therein.

     (d) The signing of this Agreement, pledging of the security offered as backing thereof, the transactions included therein, and the fulfillment of its obligations under this instrument (i) shall not at this time, or at any time in the future, constitute a breach of contract that could result in the cancellation, termination or acceleration of covenants, rights or obligations that are its responsibility, and neither shall it give rights to any third party to declare the cancellation, termination or acceleration of any agreements or contracts to which it is party on the date of this Agreement; (ii) shall not at this time, or at any time in the future, be considered a violation of Mexican law, the Borrower's corporate by-laws and/or any agreement signed between its respective shareholders; (iii) do not contravene any order or authorization, license, permission or concession of any nature; and (iv) are not subordinate to and will be equivalent in legal force to any other contracts, covenants, agreements, guarantees or unsecured and unsubordinated obligations the Borrower has taken on.

     (e) It has requested credit from the Creditors in the form of a simple line of credit with mortgage and trust guarantees, up to the amount indicated in the First Clause, to use pursuant to the provisions of the Third Clause of this Agreement.

     (f) In order to sign this Agreement and the Credit Documents (as this term is defined below) it does not have any legal or contractual limitation nor any limitation arising from any judicial or administrative authority or from any other source. Consequently, there is no requirement for: (i) authorization by, or registration with, any governmental authority; and (ii) corporate authorization, apart from that already obtained, administrative authorization, or that of any third party.

     (g) As of the date this Agreement is signed, the Borrower is currently in compliance with: (i) all of its obligations deriving from its respective responsibilities under any contracts, covenants and agreements to which it is party on the date this instrument is signed;
          (ii) all federal, state or municipal laws, regulations and provisions in effect and applicable, including any legal or administrative interpretation of these laws, regulations and provisions; and (iii) all obligations imposed by federal, state, municipal, national and/or foreign administrative authorities.

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     (h)  It has complied with the requirements imposed by any permits and/or authorizations and/or licenses and/or concessions it may hold and has taken all the necessary steps to preserve the rights deriving therefrom.

     (i) It is current in complying with payment and withholding of all taxes, contributions, statements and duties, whether federal, state or municipal (for example, but not limited to, taxes, duties, improvement contributions and social security contributions, including but not limited to those related to the Retirement Savings System (SAR), the National Workers' Housing Fund Institute (INFONAVIT), and the Mexican Social Security Institute (IMSS)).

     (j) It makes rightful use of patents and its own trademarks and/or property of third parties under agreements about the use of these trademarks and brand names, and it has not breached any of its obligations under the terms thereof.

     (k) Except for the dispute referred to in Annex "A," as of the date this contract is signed it has no knowledge of, nor has it been notified of, action of a legal, administrative and/or arbitration nature, claim, preliminary proceedings for an enforcement action, steps being taken to initiate seizure proceedings, an attachment or any procedure aimed at imposing an attachment on its property, legal or extralegal or any other type of order to pay that has arisen from proceedings brought against it or those expected to be brought against it, by or before any administrative authority or court of a jurisdictional, arbitration or administrative nature by any creditor or entity with a legal interest, whether in Mexico or in any other country, that would affect the signing and execution of this Agreement and the Promissory Notes.

     (l) As of the date this Agreement is signed it is not subject to investigation proceedings, verification or inspection, and it has not committed any acts which would incur, and has not had sanctions imposed, for: (i) infractions regarding contamination of soil, air, surface water, running water or subsoil water, discharge of waste water, final disposition of hazardous solid waste, toxic substances or contaminants, occupational hygiene, transportation, storage, recycling or any other activity related to wastes such as trash, sludge or other type of waste which as the result of its contents or for any other reason is subject to supervision by environmental authorities. Nor have fines or sanctions been imposed for environmental reasons; (ii) any order, decree or judicial or administrative ruling relative to the regulation and protection of human health, security, environment, natural resources, emissions, effluents, wastes, or possible discharge of contaminants or dangerous or toxic materials (including but not limited to "hazardous wastes" and/or "contaminants"); and/or (iii) the distribution, use, treatment, storage, disposal, transport or handling of contaminants, or materials or wastes that are hazardous or toxic (affecting, among others, the air, surface water, inshore waters, mangrove swamps, topsoil, fauna, aquatic species and vegetation).

     (m) The information contained in this Agreement, in the credit application and that which has been given under separate cover to the Creditors, comprise all the corporate and financial information required for the signing of this Agreement; and therefore, as of this date, the Borrower knows of no other information or situation of any type that has not been reported, and therefore the aforementioned information truthfully, sufficiently and reasonably reflects its financial and accounting situation, including the updating of its assets pursuant to accounting principles generally accepted in Mexico. Consequently, as of the date this instrument is signed, there are no debts, contingencies, or contingent liabilities other than those shown in the corresponding financial information.

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

     (n) Regarding labor matters, it has set up a fund for contingent labor liabilities and has complied with its obligations regarding profit sharing with workers, salaries, assistance, collective or individual labor agreements and in general any other labor obligation that it has, and therefore, as of the date the Agreement is signed, it has no knowledge of the existence of strikes or preparations to strike, or labor conflicts, labor stoppages or blockades of installations as a protest by workers or entities who provide their services, and as of this date there are no reasons for any of these aforementioned actions to occur.

     (o) As of the date of signing this Agreement, it has the insurance necessary to conduct its operations in accordance with industry standards specific to its area of commerce that it is obligated to obtain.

     (p) It recognizes all its rights and obligations under this Agreement and is willing to sign this Agreement and assume the obligations established herein.

     (q) In keeping with its interests, it is willing and ready to sign this Agreement with the Creditors.

     (r) The resources it will use to make payments on the credit and its incidentals: (i) are its own; (ii) come from its business operations and (iii) are and will be from legitimate sources.

SECOND.- Each one of the Several Obligors declares, as applicable and under oath, that:

     (a) It is a variable capital corporation duly formed and operating under the laws of Mexico.

     (b) Its representative has the legal authority necessary to enter into binding agreements on its behalf under the terms of this Agreement, and this authority has not been modified, restricted, limited or revoked in any manner as of this date.

     (c) Its corporate bylaws authorize it to sign this Agreement and more specifically to appear at the signing and enter into a binding relationship as a Several Obligor of the Borrower.

     (d) Neither the signing of this Agreement nor the Credit Documents violates (i) its corporate bylaws, (ii) applicable legal provisions or regulations or (iii) its obligations to any of the Creditors (apart from those referred to in this Agreement) or to other creditors.

     (e) It recognizes all its rights and obligations under this Agreement, and is willing to sign it and to incur the obligations established herein.

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

     (f) In keeping with its interests, it wishes to be among the Borrower's Several Obligors and guarantors with respect to each and every one of the obligations that the Borrower is assuming under this contract and it is ready to sign this Agreement with the Creditors.

THIRD.- Each one of the Guarantors declares, as applicable and under oath, that:

     (a) It is a variable capital corporation duly formed and operating under the laws of Mexico.

     (b) Its representative has the legal authority necessary to enter into binding agreements on its behalf under the terms of this Agreement, and this authority has not been modified, restricted, limited or revoked in any manner as of this date.

     (c) Its corporate bylaws authorize it to sign this Agreement, and more specifically to appear at the signing and to enter into a binding relationship as Guarantor of the Borrower.

     (d) Neither the signing of this Agreement nor of the Credit Documents violates (i) its corporate bylaws, (ii) applicable legal provisions or regulations or (iii) its obligations to any of the Creditors (apart from those referred to under this Agreement) or to other creditors.

     (e) It recognizes all its rights and obligations under this Agreement, and is willing to sign it and to incur the obligations established herein, since it has assets sufficient to accept responsibility for the obligations it is guaranteeing by virtue of this action.

     (f) In keeping with its interests, it wishes to be included among the Borrower's Guarantors with respect to each and every one of the obligations that it is assuming under this agreement, and it is ready to sign this Agreement with the Creditors.

FOURTH.- The Creditors declare under oath that:

     (a) Their representatives have the legal authority necessary to enter into binding agreements on their behalf under the terms of this Agreement, and this authority has not been modified, restricted, limited or revoked in any manner as of this date.

     (b) In keeping with its interests, it is willing and ready to sign this Agreement with the Borrower.

                                     CLAUSES
                                     -------

FIRST.- AMOUNT OF CREDIT.- Subject to the terms and conditions of this Agreement, the Creditors are obligated, independently and not jointly or severally, to make available to the Borrower, who accepts and agrees to pay for it under the terms of this Agreement, credit in the form of opening of a simple credit line for the equivalent in Mexican Pesos ("Pesos") of up to US $21,000,000.00 (TWENTY-ONE MILLION 00/00 DOLLARS IN UNITED STATES CURRENCY (Dollars)) at the exchange rate that the Banco de Mexico publishes on the date or dates on which the funds are made available, in accordance with the commitment each party assumes under the following terms:

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

         Name of                  Amount of Creditor's            Percentage
         Creditor                      Commitment                 Of Credit
 ------------------------    -------------------------------    --------------
 GE Capital CEF Mexico,      For the equivalent in Pesos of        42.857%
 S. de R.L. de C.V.              up to US $9,000,000.00
                                 (Nine Million Dollars)
                                  (the "GE Commitment")

 Banco Inbursa, S.A.,        For the equivalent in Pesos of        57.143%
 Multiple Banking                up to US $12,000,000.00
 Institution, Grupo             (Twelve Million Dollars)
 Financiero Inbursa             (the "Inbursa Commitment")

                   Total:    For the equivalent in Pesos of           100%
                                 up to US $21,000,000.00
                              (Twenty-one Million Dollars)

The credit limit does not include interest, commissions and expenses that the Borrower must pay and that are stipulated herein.

SECOND.- DRAW-DOWN.- Subject to the provisions of this Clause and the Ninth Clause of this Agreement, the Borrower may use the credit in no more than 2
(two) Draw-downs (the "Draw-downs") under the terms provided by the Third Clause, up to the total amount, with the understanding that (i) it may not withdraw those amounts again (ii) the Draw-downs must be made no later than May 16, 2008.

The Draw-downs must be documented by signing the corresponding Promissory Notes, under terms substantially similar to Annex "B" (hereafter, jointly, the "Promissory Notes") accompanying this contract, payable to the order of the Creditor for the amount that each one has paid out in each one of the Draw-downs. The Promissory Notes must be signed by the Borrower and the Several Obligors as subscribers and the Guarantors in their capacity as backers.

If the credit is not entirely drawn down by or before May 16, 2008, the Creditors' obligation to pay out the amount of their respective commitments under the terms of the First Clause of this Agreement will terminate without entailing liability for them, unless the parties agree in writing to extend said term.

The credit outlays will be made after the Borrower gives prior written notice thereof to the Creditors (the "Pay-out Request"), signed and worded in a manner substantially similar to Annex "H" attached to this agreement, indicating at the very least: what amount of credit is being requested, the account or accounts to which the amount should be transferred, the statement that the credit will be used pursuant to the provisions of the Third Clause. The Pay-out Request must be delivered two days prior to the date of the disbursement and before 2 p.m. on that day (local time in Mexico City, Federal District, Mexico) to be considered as having been submitted that business day. The Pay-out Request will be irrevocable; therefore, if the Borrower cancels the draw-down of credit announced by the Pay-out Request, the Borrower will have to reimburse the Creditors for any payment they have made as a charge for the funding breach.

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

In case the draw-down or part of it is cancelled or even limited for just cause, and it is not possible to pay it, said limitation or cancellation will under no circumstances entail any liability for the Creditors.

This Agreement as well as the Promissory Notes, may be discounted, negotiated, transferred or assigned by the Creditors under the terms of Article 299 (two hundred ninety-nine) of the General Law of Credit Instruments and Operations, who shall be expressly authorized to do so by the Borrower in this act, with the understanding that said discount, negotiation, transfer or assignment will not entail an additional financial cost for the Borrower pursuant to the provisions of the Twenty-fourth Clause of this Agreement. Likewise, in the event that the Creditors discount, negotiate, transmit or transfer this Agreement or said Promissory Notes, the Borrower in this act expressly waives the right to any interest that might be conveyed or paid to him as referred to in the second paragraph of Article 299 (two hundred ninety-nine) of the General Law of Credit Instruments and Operations.

The Trust Agreement, the Mortgage Agreement, the Promissory Notes and all other certificates, instruments or documents that are conveyed by the Borrower to the Creditors under the terms of this Agreement will be referred to hereafter as the "Credit Documents."

The Borrower authorizes the Creditors to disburse any pay-out of the GE Commitment or Inbursa Commitment, respectively, into the accounts that each of the Creditors maintains for the Borrower; likewise, the Borrower authorizes and instructs the Creditors to make the corresponding charges to said accounts, and hereby expressly affirms its consent to the charges: the principal, interest, commissions, expenses and expenditures that are generated for any reason under the terms of this Agreement.

THIRD.- PURPOSE OF THE CREDIT.- If the Judgment (A) is contrary to the Borrower's interests, the Borrower may make up to 2 (two) draw-downs of the credit and may use the resources of said draw-downs: (i) for payment of those obligations imposed under the Judgment (as said term is defined below) and (ii) the remaining amount for any other corporate use with the Creditors' prior written approval (the "Second Draw-down"); and (B) benefits the Borrower, the Borrower may make up to 2 (two) draw-downs of the credit and may use the resources of the draw-downs as follows: (i) the amount of up to $100,000,000.00 (One Hundred Million Pesos 00/100) for working capital as long as it maintains the financial ratios referred to in the Fourteenth Clause of this Agreement and
(ii) the Second Draw-down, for any other corporate use and requiring each one of the Creditors' prior written approval.

Within the purview of numeral (ii) of section (B) immediately above, the Borrower will request the Creditors' authorization in writing, indicating the amount of the Second Draw-down, as well as how the corresponding resources will be used. Having received the Borrower's request, the Creditors must issue their answer within the next 10 (ten) calendar days, and if said term expires without the Borrower having received a written response, it will be understood that the Creditors have not approved the use to which the corresponding resources will be put and therefore do not authorize the requested draw-down.

For the purposes of this Agreement, "Judgment" means the definitive judgment by which the arbitration award will be enforced or, as may be the case, the settlement agreement by which the conflict is resolved, referred to in Annex "A" of this Agreement, provided it is res judicata, that is, as long as the judgment cannot be overturned on any ordinary or extraordinary grounds.

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

The Borrower must provide, at the written request of the Creditors, any documents that reasonably show the correct use of the credit resources pursuant to this Clause.

FOURTH.- TERM OF THE AGREEMENT.- The term of this Agreement will begin on the date it is signed and will expire five years after the draw-down of the credit, but in no case later than May 16, 2013 (the Expiration Date). The established term may be expanded and/or extended by written agreement among the parties to this Agreement.

FIFTH.- PAYMENT OF THE CREDIT.- Except as expressly indicated to the contrary in this Agreement, the Borrower agrees to pay to the Creditors, pro rata, in the percentage indicated in the First Clause of this Agreement, the unpaid principal sum of credit in ten (10) consecutive semi-annual payments of principal on each Payment Date.

For the purposes of this Clause, "Payment Date" means, with respect to the first repayment of principal, the first business day of the sixth month after the one in which the first draw-down of credit was made and the first business day of the calendar month that is, 6 (six) months after the immediately preceding Payment Date with respect to the subsequent repayments, with the understanding that no Payment Date may occur later than the Expiration Date of this Agreement.

In case the Second Draw-down is made, the first repayment of principal with respect to said draw-down will occur on the next Payment Date, pursuant to the provisions of the immediately preceding paragraph, with the understanding that the subsequent Payment Dates will occur pursuant to the provisions of the paragraph immediately above.

The Borrower's obligations are absolute; all payments of principal, interest and other amounts made by the Borrower pursuant to this Agreement must be made in Pesos, unconditionally, without right to any compensation. All payments arising from this Agreement or from the Promissory Notes must be made proportionately to each Creditor according to the provisions of the First Clause, by electronic funds transfer (with the understanding that electronic transfers originating from currency exchange offices will not be received) to the appropriate accounts listed below, or to any other account that the corresponding Creditor indicates to the Borrower in writing with at least five (5) calendar days' notice:

     (a)  GE Capital CEF Mexico, S. de R.L. de C.V.:

            Account number 00448054193 of GE Capital CEF Mexico, S. de R.L. de C.V. en BBVA Bancomer, Sociedad Anonima.

     (b)  Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero
          Inbursa:

            Account of Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, associated with this contract, which shall be indicated in writing.

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Any payment received by any Creditor after 3 p.m. (local Mexico City, Mexico time) will be considered as if it had been made the next business day and the applicable interest will continue to accrue.

SIXTH.- SIMPLE INTEREST.- The Borrower agrees to pay the Creditors pro rata, in the percentage indicated in the First Clause of this Agreement, without need for prior request, quarterly, simple interest on the unpaid balance of the principal of the credit, from the date of each draw-down until the Expiration Date, at an annual rate equivalent to the TIIE Rate (as this rate is defined below) for said Interest Period plus 2.75 (two point seven five) percentage points (the "Interest Rate").

For the purposes of this Agreement:

(I) "TIIE Rate" means, for each Interest Period, the Interbank Equilibrium Interest Rate for 28 (twenty-eight) days published by Banco de Mexico in the Official Gazette of the Federation two business days before the starting date of the Interest Period, or in the absence thereof, the edition published immediately prior to the start of the Interest Period, or if that day was not a business day, the business day immediately prior on which such of publication has been made. If on the date the simple interest rate is calculated the TIIE Rate is not published, or if it cannot be determined for any reason, or if the TIIE Rate should cease to exist, then the rate published by the Banco de Mexico will substitute for the TIIE Rate (the Substitute Interest Rate), with the understanding that when it is temporarily impossible to determine the TIIE Rate, the Substitute Interest Rate will only be applied for the period or periods in which the TIIE Rate could not be determined. If for any Interest Period the Banco de Mexico does not publish a Substitute Interest Rate for more than 30 (thirty) calendar days after the date on which the TIIE Rate ceases to be published, the Borrower and the Creditors will, in good faith, negotiate the interest rate that will substitute for the TIIE Rate. If agreement is reached with regard to said rate, the interest will be calculated from the first day of the Interest Period in question. If the Borrower and the Creditors do not reach said agreement, the interest rate applicable to the unpaid balance from the first day of the Interest Period under consideration will be equal to the demonstrated financial cost of maintaining said unpaid balance for said period, as determined by the Creditors, plus 2.75 (two point seven five) percentage points.

(II) "Interest Period" means the period that begins on the credit draw-down date and ends on the first business day of the month immediately following the draw-down date, and each period thereafter begins on the last day of the Interest Period immediately preceding and ends on the first Business Day of the calendar month which is three months after, with the understanding that no Interest Period will extend past the Expiration Date.

If the Second Draw-down is made, the first interest period of said draw-down may be an irregular period that will commence the day on which said draw-down is made and end on the date in which the next Interest Period ends, in terms set forth in the immediately preceding paragraph, with the understanding that the subsequent interest periods will be calculated in the terms set forth in the immediately preceding paragraph.

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

All the interest on any unpaid balance due under this Agreement will be computed based on a year of 360 days, and with respect to days that have elapsed (including the first, but excluding the last, day of each Interest Period) during the Interest Period for which the payment is made.

The interest will be payable in Pesos, without duplication, on: (i) the last day of each Interest Period, (ii) each time a prepayment or early payment of principal occurs and (iii) on the date of the expiration of the credit line (which would be on the Expiration Date or on another date as the result of an acceleration) (each one of these, hereafter an "Interest Payment Date"), with the understanding that the final Interest Payment Date must occur exactly at that time, because if a pending balance is left, it will be payable on demand on the Expiration Date.

In any case, the interest rate applicable to the Borrower whether for simple interest or penalty interest will be understood as being net of any taxes assessed by the Mexican tax authorities; therefore, the Borrower must pay the amounts necessary to ensure that the Creditors receive, on each Interest Payment Date, the interest resulting from the rate agreed upon herein without any deduction. In order to comply with the Value Added Tax Law, the Borrower must pay such tax on the interest as agreed upon in this Clause; it must pay the Creditors the tax in question together with the aforementioned interest.

SEVENTH.- PENALTY INTEREST RATE.- If the Borrower fails to punctually pay any sum that it is required under the terms of this Agreement, the unpaid amount will generate penalty interest from the date on which it should have been paid until the date on which it is paid in full, at the annual interest rate that results from multiplying the Interest Rate by 1.5 (one point five), on the date on which the payment is made.

In order to comply with the Value Added Tax Law, the Borrower must pay such tax on interest as agreed upon in this Clause; it must pay the Creditors the tax in question together with the aforementioned interest.

EIGHTH.- MISCELLANEOUS PROVISIONS.

8.1 APPLICATION OF PAYMENTS.- In the event the Creditors exercise the rights and perform the actions arising from this Agreement or from the Promissory Notes, the parties agree and pledge that the corresponding amounts, which if applicable shall be obtained by mandatory compliance with this Agreement or from the execution of said Promissory Notes, shall be applied in the following order:

     (A) To the payment of any duly documented expense or commission that the Borrower owes to the Creditors for any reason arising from this Agreement;

     (B) To the payment of each and every one of the duly documented expenses and costs that the Creditors might have incurred in the course of forcing the Borrower's compliance with its obligations under this Agreement;

     (C) Proportionate to the commitment of each Creditor, per the terms of Clause One of this Agreement, to pay the penalty interest accrued up to the date of the payment in question;

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     (D)  Proportionate to the commitment of each Creditor, per the terms cited by the First Clause of this Agreement, for the payment of simple interest accrued up to the date of the payment in question;

     (E) The remainder after the foregoing proportionate payments have been made to each Creditor will be applied to the payment of the unpaid principal of the credit in reverse order from its expiration, beginning with the last repayment;

     (F) The remainder after the foregoing payments have been made will be applied to pay the professional fees of the fiduciary who takes part in the Trust Agreement; and

     (G) The final remainder, if there is any, will be delivered to the Borrower.

8.2 LOSSES FOR FUNDING BREACH.- Except as indicated otherwise in this Agreement, if the Borrower makes any payment or prepayment of the principal amount of the credit on any date that is not an Interest Payment Date, the Borrower agrees to reimburse the Creditors for any loss suffered by said Creditors as a result of the time at which said payment is made, expressly including any loss related to the liquidation or utilization of third-party deposits. At the Borrower's request, a Creditor will inform it if it will suffer a loss for a funding breach arising from a specific payment, thus obligating the Borrower to pay for any loss that the Creditors may incur, on the date of the corresponding prepayment.

8.3 CHANGES IN LEGAL PROVISIONS.- Should any legal or regulatory provision, or any modification, interpretation or application thereof on the part of any authority, cause the Creditor to be subject to any sort of additional tax with respect to the credit or any part thereof, or in any way alter the taxable base of the principal or interest payable to any Creditor in accordance with the credit line (with the exception of those modifications to the taxable base which correspond to the total net income of any Creditor) or impose, modify, or make applicable any requirement to set up reserve funds for the assets, deposits or other obligations within the context of or on account of the credit line authorized by any Creditor or impose on any Creditor, directly or indirectly, any capital adequacy requirements or other similar measures (including any requirements or requests or agreements that affect the manner in which the Creditors distribute their capital resources to their various obligations), that result in an increase in the cost to said Creditor of granting or maintaining the credit or in a reduction in the percentage yield that said Creditor might have obtained if such circumstances had not occurred, the Borrower will pay said Creditor, at the Creditor's request, for the additional amount or amounts necessary to compensate it for said additional costs or reductions.

In the event the Borrower is or could be required to pay said costs, it may opt to advance-pay (subject to the provisions of this Agreement) the credit line principal amounts owed at that time up to the amount of the commitment of the Creditor in question, together with any interest and other amounts owed on the payment date, with the understanding that in this case there will be no prepayment penalty.

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

8.4 TAXES.- (a) The Borrower will pay to the Creditors all the amounts of principal, interest and other payable amounts pursuant to the Agreement and the Promissory Notes, unencumbered, exempt of, and without deduction for or because of any tax, assessment, withholding, deduction, charge or any other tax liability that encumbers said amounts currently or in the future, payable in any jurisdiction. If at any time, as long as it is not a consequence of any assignment or participation under the terms of the Twenty-fourth Clause of this Agreement, any Mexican tax authority with the right to impose it, charges or collects any tax, duty, withholding, deduction, charge or other tax liability together with interest, sanctions, fines or charges arising therefrom (hereafter, the "Taxes"), on or with respect to the Agreement or the Promissory Notes, or to any payment that must be made in connection therewith, the Borrower will pay to the corresponding tax authority, on behalf of the Creditors, the amount of any of said Taxes, and will pay to the Creditors the additional amounts that are required to ensure that the Creditors receive the entire amount that they would have received if said taxes had not been paid and will deliver to the Creditors the original receipts and other satisfactory proof of the payment of any Tax no later than thirty days after the date on which said Tax was enforceable and payable, pursuant to applicable legal provisions.

        (b) The Creditor who receives any requirement, notification, demand for payment or any other notice from any authority with respect to Taxes, will immediately notify the Borrower so that it can promptly attend to said requirement, notification, claim or notice; the Borrower will pay these Tax obligations and notify the Creditor that said requirement, notification, demand for payment or notice has been fully discharged, with the understanding that in this case, the Creditor in question will deliver to the Borrower any document that said Creditor possesses, or a copy thereof, that the Borrower requires with respect to any procedure relative to said requirement, notification, demand for payment or notice.

        (c) In the event that any Creditor makes the payment of any Tax or any other tax obligation related to this Agreement, the Borrower agrees that it will, upon the written request of the Creditor, immediately reimburse the latter in the amount of said payment plus interest calculated from the fifth calendar day after the date the Borrower receives said request until the date of its total reimbursement at a penalty interest rate equal to the result of multiplying the Interest Rate referred to in the Sixth Clause of this Agreement by one point five (1.5). It is understood that no Creditor will pay any Tax or any other tax liability with regard to this Agreement unless said payment is required by the appropriate tax authority and the Borrower has, after having been asked, and within the period established by said tax authority to make said payment, supplied adequate and acceptable proof to the Creditor who has so requested, at its own discretion, demonstrating that said tax authority has not released said Creditor from this requirement.

        (d) The Borrower's obligations pursuant to this Section eight point four (8.4) will replace all other obligations of the Borrower under the Agreement and the Promissory Notes, and said obligations will remain in force for as long as the statute of limitations with respect to the tax liability lasts, in accordance with applicable law, with the understanding that the obligations are not applicable with respect to Income Tax and Asset Tax applicable to the Creditors.

8.5 OPTIONAL PREPAYMENTS.- The Borrower will have the power at any time to totally or partially prepay, proportionate to the Commitment of each Creditor, the unpaid balance of credit, after giving prior notification; if the Borrower wishes to pay the whole amount it shall give thirty (30) business days notice and if it wishes to make a partial payment it shall give ten (10) business days notice to the Creditors, indicating in this notice the date of the prepayment and the corresponding amount, with the understanding that all prepayments:

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

       (I) Will yield a prepayment commission equivalent to (a) 1.5% (one point five percent) of the amount prepaid, if the prepayment occurs within the first twelve months of the term of this Agreement; (b) 1.0% (one percent) of the prepaid amount, if the prepayment occurs within months thirteen to twenty-four of the effective term of this Agreement, and (c) 0.5% (point five percent) of the prepaid amount if the prepayment occurs within months twenty-five and thirty-six of the term of this Agreement. Prepayments made after thirty-six months into the term of this Agreement will not generate the commission referred to in this paragraph;

      (II) Must be made exactly on the last day of the corresponding Interest Period;

     (III) Must be paid together with the interest accumulated as of the date of the prepayment;

      (IV) Will be applied pursuant to the provisions in Section eight point one (8.1) of Clause Eight of this Agreement, and

       (V) Will be subject, as applicable, to payment for losses due to a funding breach pursuant to Section eight point two (8.2) of the Eighth Clause of this Agreement. The notification of prepayment by the Borrower will constitute an irrevocable payment obligation by the Borrower to prepay the credit in the amount indicated on the date indicated.

8.6 MANDATORY PREPAYMENTS.- The Borrower must make a mandatory prepayment, proportionate to the Commitment of each Creditor, for an amount equal to the product of said sale, on the Interest Payment Date following (i), the completion of any Sale of Assets, except for those transfers referred to in Annex "C" accompanying this contract (ii) the sale of 100% (one hundred per cent) of the shares representing the share capital of Desarrollos Empresariales, S.A. de C.V. and/or Radiodifusion Red, S.A. de C.V.

The provisions of the previous section will be applicable to said obligatory prepayment with the understanding that no commission will be generated for the prepayment.

For the purposes of this Agreement, "Sales of Assets" means, in a period of 12 (twelve) months, through one transaction or a series of transactions, any direct or indirect sales or dispositions of assets, assignments or other transfers by a entity or Subsidiary of said entity to anyone who is not said entity or a Subsidiary of said entity, as long as the Sale of Assets is not for the turnover of said assets or for the acquisition of similar assets, with respect to (i) the share capital of any Subsidiary, of said entity (including the issue of shares by said Subsidiaries); (ii) any property or asset of said entity or any Subsidiary of said entity that exceeds 2.5% (two point five percent) of the amount of the consolidated fixed assets of the Borrower according to the latest general consolidated balance reported by the Borrower to the Creditors pursuant to this Agreement; or (iii) any operating license the Borrower or any of its Subsidiaries possesses, including the assets associated with the use thereof. For the purposes of this Agreement, "Subsidiary" means, in relation to any entity, any corporation, association or other entity, the following: at least 50% of the Subsidiary's voting shares or other interests according voting rights to select the majority of members of the administrative board or other entities who perform similar functions in said corporation, association or other entity are at that time directly or indirectly the property of, or controlled by, said entity or one or more subsidiaries of said entity or for said entity and one or more Subsidiaries of said entity.

8.7 RELEASES UNDER THE MORTGAGE AGREEMENT.- The parties agree that the Creditors must make any partial releases of any Real Estate that the Borrower requests in writing, provided that when the request is made for said release: (i) the Borrower is current and in compliance with each and every one of its obligations under this Agreement and (ii) the Borrower's Property-Secured Debt Coverage Ratio is not less than 2 (two) to 1 (one), without including in the calculation of this index the Property whose release is being requested by the Borrower. The parties agree that said releases may only and exclusively be made once a year, on the anniversary of the date of the draw-down of credit on which the Property-secured Debt Coverage Ratio will be calculated based on the last appraisal performed per the terms of this Agreement.

8.8 RELEASES UNDER LOAN DOCUMENTS.- The parties agree that if the Borrower does not use the credit before the date indicated in the Second Clause of this Agreement or pays all the credit and is in compliance with all obligations under the Credit Documents, the Creditors, within 30 (thirty) calendar days following the receipt of the corresponding request from the Borrower, or sooner if possible, will proceed to release all the guarantees granted under the Credit Documents.

NINTH.- PRECONDITIONS.

9.1 PREREQUISITES FOR SIGNING THE CONTRACT.- Prior to signing this Agreement the Creditors must have received the following documents and the following requirements must have been met:

     (a) that all governmental authorizations and the approval and consent of third parties needed for the signing of this Agreement or the execution and fulfillment of the operations set down in this Agreement have been obtained and are still in effect and that no legal provision in Mexico hinders, prevents, or imposes material adverse conditions on the operations set down in this document;

     (b) that there is no event of default with respect to the agreements that documents any obligation of the Borrower that might exceed individually or jointly 2.5% (two point five percent) of the amount of the fixed consolidated assets of the Borrower, according to the Borrower's latest general consolidated balance sheet;

     (c) that on or prior to the date this Agreement is signed, each of the Creditors has received the following documents, satisfactory in form and content:

          (i) certified copy of the articles of incorporation and the document that contains the current corporate bylaws of the Borrower, the Several Obligors and the Guarantors;

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

          (ii) certified copy of the public document that contains the powers of attorney to sign this Agreement and the Credit Documents for: the representative of the Borrower, each one of the Several Obligors and each one of the Guarantors; and

          (iii) copies of the audited consolidated and unconsolidated financial statements for the fiscal years 2002, 2003, 2004 and 2005.

     (d) that each Creditor receives a legal opinion issued by Baker & McKenzie, S.C., outside legal consultant of the Borrower, the Several Obligors and the Guarantors, according to the terms of Annex "D" of this Agreement;

     (e) that the Creditors have received (i) the original of the Minutes of the Shareholders Meeting of Universal, by virtue of which it was authorized, with the quorum cited in Article 190 of the General Law of Commercial Corporations, that Universal would provide backing for the Borrower under this Agreement in compliance with the provisions of Clause Twelve-Bis of the corporate bylaws and (ii) the original minutes of the session of the Borrower's Board of Directors in which the Borrower was authorized to sign this Agreement and the Credit Documents, per the terms provided by Article 14-Bis 3 of the Securities Market Law; and

     (f) that on the date this Agreement was signed, there is no event, fact, or circumstance that either by itself or combined with others that (i) would result in a Material Adverse Change (according to said term as defined below) on the business, operation, financial condition, assets, responsibilities of the Borrower, the Several Obligors and the Guarantors; (ii) would have as a consequence a Material Adverse Change on this Agreement; (iii) could affect fulfillment of the obligations of the Borrower, the Several Obligors and the Guarantors under this Agreement; and (iv) could affect the Creditors in exercising their rights under this Agreement.

9.2 CONDITIONS PRIOR TO THE DRAW-DOWN OF CREDIT.- The Creditors' obligations to provide any draw-down of credit per the terms set down by the Second Clause of this Agreement pursuant to their respective commitments and the right of the Borrower to receive the resulting amount, will be subject to the following: on the date of the corresponding draw-down, the conditions precedent mentioned in this Clause must have been complied with in a form and substance acceptable to said Creditors and their legal consultants, with the understanding, nevertheless, that the conditions cited in sections a), c), d), e), f) and g) below will only apply for the first draw-down of credit.

     (a) this Agreement and the rest of the Credit Documents must have been validly signed and an original or a certified signed copy thereof must have been conveyed to each Creditor;

     (b)  the Borrower must have sent the Pay-Out Request to each Creditor;

     (c) the Borrower must have conveyed to each Creditor the no-lien certificate for the offices having street address 1154 Avenida de los Constituyentes in Colonia Lomas Altas in Santa Fe, Tacubaya, Delegation Miguel Hidalgo, Mexico, Federal District, which must report no written liens, in particular the mortgage in favor of Banpais, S.A., Multiple Banking Institution, Grupo Financiero Mexival-Banpais;

     (d) the Borrower must have signed or ensured the signing of a guarantee in the form of a Trust Agreement (the "Trust Agreement") on the property for offices at the street address 1154 Avenida de los Constituyentes in Colonia Lomas Altas in Santa Fe, Tacubaya, Delegacion Miguel Hidalgo, Mexico, Federal District, with the understanding that the following are exempt from the Trust Agreement: the transmission equipment, the studio antennas, or any other assets that are used to operate the radio licenses, in terms substantially similar to the document accompanying this contract as Annex "E" and conveyed proof that the notarial certificate for this agreement has been entered in the corresponding Public Register of Property and Commerce;

     (e) the Borrower must have signed, and had the notary public of the Creditors' choice notarize the signature of, one or more mortgage agreements with first preference to Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa and secondly with preference to GE Capital CEF, Mexico, S. de R. L. de C.V. (jointly, the "Mortgage Agreements"), on the following property (the "Property"): (A) property of Grupo Radio Centro, S.A. de C.V. (i) the lots called "Potrero del Ranchito" or "Potrero del Jaral," another lot without a name and a section of the Rancho "Los Reyes" in Tlanepantla, State of Mexico, located at kilometer fifteen and a half of the Avenida Presidente Juarez or Carretera Mexico-Tlanepantla, Colonia San Jeronimo Tepetlacalco, currently Plaza de la Colina and constructions; and (B) property of Universal de Muebles and Inmuebles, S.A. of C.V.:
          (i) a section of lot number three from a section carved off that is located north of the cooperative of San Juan de Aragon Ex Hacienda de Aragon in the municipality of Gustavo A. Madero, (ii) a section of land formed by lots 4, 5, 6, 7, 8, 12 and 13, block W of Rancho de la Viga in Albarradita in Colonia Iztapalapa, Mexico, Federal District,
          (iii) property located on Calle de Articulo 123 number 90 in Colonia Centro, Mexico, Federal District, and (iv) the house marked number 9 on Calle Atenas, in Colonia Centro, Mexico, Federal District; the mortgage does not cover the transmission equipment, the studio antennas, or any other assets used to operate the radio licenses; in terms substantially similar to the document accompanying this contract as Annex "F". The Borrower must also have conveyed proof that the notarial certificate for said agreement has been entered in the corresponding Public Register of Property and Commerce;

     (f) deliver to each one of the Creditors: (A) the no-lien certificates showing that the Property is free of any encumbrance, lien, limitation on use or ownership, and/or precautionary or preventative entry of claims thereon; and (B) the certification signed by the notary public before whom the Mortgage Agreements were granted which proves that the public document certificates for the Mortgage Agreements have been entered in the corresponding Public Register of Property;

          The Trust Agreement, the Mortgage Agreement, the Promissory Notes and the other certificates, instruments or documents that are conveyed by the Borrower to the Creditors under this Agreement will be referred to jointly hereafter as the "Credit Documents";

     (g) each Creditor must have received a Promissory Note to the order of each Creditor, for the amount that said Borrower has drawn down, signed by the Borrower and the Several Obligors, and by the Guarantors, in their capacity as backers, substantially in the terms of Annex "B" of this Agreement;

     (h)  that there has been no event of default;

     (i) that the declarations made by the Borrower, the Several Obligors and the Guarantors are in accordance with this Agreement, are still correct, accurate and complete as of said date;

     (j) that there has been no Material Adverse Change that could affect the Borrower;

     (k) that each Creditor has received a legal opinion issued by Baker & McKenzie, S.C., the outside legal consultant of the Borrower, the Several Obligors and the Guarantors, per the terms of Annex "D" of this instrument;

     (l) that each Creditor has received a certificate from the Borrower signed by the chief executive officer, the financial director or the general counsel of the Borrower, the Several Obligors and the Guarantors, certifying that (i) all governmental authorizations and permissions of third parties needed by the Borrower, the Several Obligors and the Guarantors for the signing of the Agreement or the execution and fulfillment of their obligations thereunder, have been obtained and remain in effect; (ii) to the best of its knowledge and understanding, there is no legal or statutory provision that hinders or prevents, or imposes adverse conditions on, the operations set down in the Agreement; (iii) to best of its knowledge and understanding, there is no event of default with respect to agreements that document any obligation of the Borrower, the Several Obligor and the Guarantors;
          (iv) the powers of the representatives of the Borrower, the Several Obligors and the Guarantors have not been revoked, modified or limited in any manner; (v) there has been no event of default under this Agreement; (vi) to the best of its knowledge and understanding, no event, fact or circumstance has occurred which by itself or in combination with others (1) would cause a Material Adverse Change in the business, operation, financial condition, assets, or responsibilities of the Borrower, the Several Obligors and the Guarantors; (2) would cause a Material Adverse Change with respect to the Agreement; (3) could affect the fulfillment of the obligations of the Borrower, the Several Obligors and the Guarantors under this instrument; and (4) could affect the Creditors' exercise of their rights under this Agreement; and (vii) the representations made by the Borrower, the Several Obligors and the Guarantors under this Agreement are now and will continue to be correct, accurate and complete as of the date they were given;

     (m) that the Creditors have received to their entire satisfaction documentary evidence that the Scotiabank Credit has been paid in full and that the guarantees granted thereunder have been duly released or are in the process of being released; and

     (n) That (i) the appraisal value for the Property not be less than the amount of the Inbursa Commitment multiplied by 2 (two), and (ii) the appraisal value of the trust assets under the Trust Agreement will not be less than the amount of the GE Commitment multiplied by 1.18 (one point eighteen).

TENTH.- DUE DATES ON NON-BUSINESS DAYS.- In the event that the date on which some payment of principal, interest or any other item pursuant to this instrument or the Promissory Notes is a non-business day for banking purposes, the Due Date of said payment will be moved up to the immediately preceding bank business day (in accordance with the calendar published by the National Banking and Securities Commission) in the domicile of the corresponding Creditor.

ELEVENTH.- RIGHTS OF INSPECTION AND DESIGNATION OF INSPECTOR.- The Creditors at all times will have the right to designate one or more inspectors to monitor exact compliance with the Borrower's obligations under this agreement, with the understanding that as long as there are and continue to be circumstances of an event of default under this Agreement, the fees of the inspector or inspectors that the Creditors designate (which should be duly documented), as well as the expenses originating from such performance, will be charged to the Borrower, who agrees to reimburse the Creditors for the sums disbursed for this purpose, on the date required for them.

TWELFTH.- BOND.- (a) Bond. Each of the Guarantors hereby becomes a guarantor of the Borrower, absolutely, unconditionally and in a binding manner guaranteeing payment when due, whether said date is properly scheduled or early, of each and every one of the debts owed by the Borrower under this Agreement, and the payment when due, whether said date is properly scheduled or early, of the total principal, interests and other credit incidentals, including specifically but not limited to, all interest, charges, costs and expenses, as well as the correct and timely fulfillment of each and every one of the other obligations of the Borrower arising from this Agreement (all sums of principal, interest, charges, costs, expenses and other obligations will hereafter be called "Obligations"), and each and every one of the expenses that any of the Creditors in exercising any of their rights under this Agreement.

Hereafter the bond authorized by the Guarantors under this Clause will be called the "Bond."

        (b) Absolute Bond. Each Guarantor guarantees that the Obligations will be paid strictly pursuant to the terms of this Agreement and that the responsibility of each Guarantor under this Agreement shall remain in effect, absolute and unconditional, notwithstanding:

        (i) the lack of validity or enforceability against the Borrower of this Agreement and/or any of the documents referred to in it or related to it; or

        (ii) change in the time, place, or form of payment, or any other term of the Obligations, or of any of these, or of any other alteration or waiver of, departure from, or modification of this Agreement and/or any of the documents referred to in it or related to it; or

        (iii) the change, release, or failure to complete the formalities for any guarantee, or any alteration or waiver of, departure from, or modification of any other guarantee for any or all of the Obligations; or

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

        (iv) if any of the Creditors legally do not demand from the Borrower and/or any Guarantor compliance with its obligations under this Agreement, within the month following the due date of said obligations or on the date they fall due, or if having done so cease to pursue the case without justified cause for more than three (3) months, and so therefore in this act expressly waiving the stipulations of article 2848 of the Federal Civil Code and the corresponding articles of the Civil Codes of each of the federative entities of the Mexican Republic; or

        (v) that for any reason, none of the Guarantors may assume the rights and privileges of the Creditors.

        This Bond will be replaced or will be reinstated, whichever applies, if at any time any payment of any of the Obligations has to be returned by any of the Creditors, for any reason, including insolvency or bankruptcy proceedings or a similar procedure of the Borrower and/or any Guarantor, or for any other reason, as if said payment had not been made.

        (c) Waiver. Each Guarantor in this act expressly waives herewith any presentment or demand, protest or notice of dishonor, notice of acceptance or any other notice with respect to any of the Obligations and to this Bond, and to any requirement that the Creditors or any of their successors exercise any right or take any measure against the Borrower and/or any Guarantor or any other entity, or execute any guarantee, since each Guarantor wishes to waive and each Guarantor herewith expressly does waive all rights to demand that remedies be undertaken or applied against the Borrower or any Guarantor or any other entity for the purpose of bringing proceedings against said Guarantor, and so therefore it expressly waives benefit of order, exclusion and division and the rights granted by the following articles, including the rights to forbearance or deferral: 2812, 2813, 2814, 2815, 2818, 2821, 2822, 2823, 2827, 2836, 2840,
2842, 2844, 2845, 2846, 2847, 2848 y 2849 of the Federal Civil Code and the
corollary articles of the Civil Codes of the federal entities of the Mexican Republic.

        (d) Subordination. No Guarantor may exercise any right that has been acquired by means of subrogation pursuant to this Bond, or as the result of any payment made pursuant thereto, or acquired by any other manner, until all the Obligations have been totally paid. If any Guarantor has been paid any amount by virtue of said subrogated rights at a time when the Obligations were not all paid off, then said amount will be kept on deposit payable to the Creditors (for such purpose the Guarantor concerned shall have the obligations of a legal depository), to be credited and applied to the payment of the Obligations, due or not, pursuant to the terms of this Agreement. If (i) any Guarantor pays to the Creditors all or any part of the Obligations, and (ii) all the Obligations have been totally paid, the Creditors will sign and deliver to said Guarantor, at its request, appropriate documents, but without any recourse, obligation, representation or guarantee that would be necessary to establish the transfer by subrogation to said Guarantor, of the right over the Obligations as a consequence of said payment made by said Guarantor.

        (e) Survival of the Bond. The obligations of each Guarantor under this Bond have legal force and (i) shall remain in full force and effect until all Obligations and all other payable amounts under this Agreement have been totally paid, (ii) will be binding on each Guarantor, and on its successors and assigns, and (iii) will be due and owing to the Creditors and their successors, transferees or assigns.

        (f) Payments. All the payments that any Guarantor makes under this Agreement or any Promissory Note will be made in accordance with the terms of this Agreement.

THIRTEENTH.- SEVERAL OBLIGORS.- (a) The Several Obligors are jointly and severally obliged to one another and shall as a group be considered Several Obligors to the Borrower, and shall be present at the signing of this Agreement for the purpose of declaring themselves, as in effect they are, Several Obligors of the Borrower to the Creditors, in terms of Article one thousand nine hundred eighty-eight, one thousand nine hundred eighty-nine and other applicable articles in the Federal Civil Code and their corresponding provisions in the other Civil Codes of the Mexican Republic, by which act they shall be absolutely and unconditionally responsible for the total and timely payment of each and every one of the obligations which are or could be owing to the Borrower under this Agreement and all the other documentation relative thereto. For these purposes it is considered that the obligations arising from the Agreement are indivisible, and so therefore the Several Obligors are responsible for all the credit granted. The Several Obligors must comply with each and every one of the terms contained here, as well as back the Promissory Notes with their signatures together with the Guarantors, under the terms provided in the General Law of Credit Instruments and Operations.

(b) The Borrower will inform the Creditors concerning the formation or acquisition of any future subsidiary that generates income by publicity or marketing within the month following the formation or acquisition of the entity in question. The Borrower will ensure that any subsidiary that generates income by publicity which it forms or acquires or in some other way comes to control after the date of this Agreement is signed: (i) signs with, and delivers to, the Creditors, an adhesion agreement substantially in the form of Annex "G" of this Agreement (the "Adhesion Agreement"), for the purpose of joining as a several obligor of the Borrower to the benefit of the Creditors (considering said subsidiary as a "Several Obligor" for the purposes of this Agreement), in the terms of articles 1987, 1988 and the other articles applicable in the Federal Civil Code and the corresponding articles in the other Civil Codes of the Mexican Republic, and to sign the Promissory Notes or replace those that have been signed under this Agreement; and (ii) supply evidence of its articles of incorporation and valid statutes; of the shares representing its share capital (as applicable); of the legal capacity of its officials authorized to sign documents related to this Agreement and of the legal opinions of the attorneys according to the Creditors' requirements. The Borrower agrees that it must undertake as soon as possible all the actions required to comply with its commitments under this contract, but in no case later than 30 (thirty) calendar days after the formation, acquisition or similar act. The Borrower, at the Creditors' request, must sign new Promissory Notes to the order of each Creditor, which will be signed by each Several Obligor (the "New Promissory Notes") with the understanding that the Borrower will deliver the new promissory notes to the Creditors against the delivery of the Promissory Notes, which will have the cancellation inscription on them.

(c) Each of the Several Obligors accepts and agrees that any right or action that it might be able to exercise or take against the Borrower, whether because of this credit or for any other reason, will be subordinate to all the rights and actions of the Creditors against the Borrower or in accordance with the terms set down herein. Likewise, each Several Obligor expressly agrees with the Creditors not to exercise the rights of collection or any other actions that might correspond against the Borrower until the Creditors have received the complete payment of the Borrower's obligations under this Agreement.

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FOURTEENTH.- AFFIRMATIVE COVENANTS.- As long as any part of the credit is unpaid under this Agreement or the Promissory Notes, the Borrower, the Several Obligors and the Guarantors, as applicable, are obliged to do the following, unless they obtain previous written consent from the Creditors, in which case such consent or approval will take effect only and exclusively with respect to the specific issue and occasion for which it is authorized:

14.1 Information Requirements. It must provide to the Creditors the information indicated below, with the understanding that all information provided to the Creditors will be maintained in strict confidence, pursuant to article 117 of the Law of Credit Institutions:

     (a) As soon as possible and in any case within 5 (five) business days after the Borrower, the Several Obligors and the Guarantors, their employees, officials or entities of confidence learn of an event of default or an event that, if notice were to be given thereof, or with the passage or time, or both, the Borrower could reasonably suppose could lead to an event of default, then a report of said circumstance with certification by an authorized official of the Borrower describing said event of default must be issued, along with a description of the measures the Borrower has taken or proposes to take in that respect.

     (b) The Borrower must deliver a quarterly report within 45 (forty-five) calendar days following the close of each quarter of each company period, in which it will testify that no event of default has arisen or is still pending, or if an event of default has arisen or is still pending, then a statement should be made with regard to its nature and the measures that the Borrower has taken or proposes to take in that respect.

     (c) The Borrower, the Several Obligors and the Guarantors agree to deliver to the Creditors, within 45 (forty-five) calendar days following the close of each quarter of each company period, a general balance sheet, an income statement and statement of changes in the financial position of the Borrower, the Several Obligors and the Guarantors in a consolidated and individual manner prepared according to the Generally Accepted Accounting Principles of Mexico ("GAAP"), certified by an authorized official of the Borrower and accompanied by a certificate from said official in which it gives evidence of compliance with the obligations arising from this Agreement by the Borrower as of that date.

     (d) As soon as they are available, and in any case within 120 (one hundred twenty) calendar days following the close of each fiscal year of the Borrower, the Several Obligors and the Guarantors, a copy of the consolidated and individual financial statements of the Borrower, the Several Obligors and the Guarantors, corresponding to said period prepared pursuant to GAAP, including general balance sheets, income statements, statement of changes in the financial position, duly evaluated by a public accounting firm of recognized international reputation, and accompanied by a certificate from an authorized official of the Borrower, the Several Obligors and the Guarantors, whichever applies, attesting to compliance with the obligations arising from this Agreement by the Borrower, the Several Obligors and the Guarantors as of that date, as well as a plan of operations for the period immediately following the one on which the financial statements were delivered, and which must include financial projections and estimates of compliance with the obligations arising from this Agreement by the Borrower, the Several Obligors and the Guarantors.

14.2 Financial Ratios. During the term of this Agreement the Borrower must at all times maintain the following financial ratios, which will be calculated for each completed quarterly period pursuant to GAAP:

     (a) Its Interest Coverage Ratio may not be less than 3 (three) to 1 (one) at any time.

     (b) Its Total Debt Ratio to EBITDA Ratio may not exceed 2 (two) to 1 (one) at any time.

     (c) Its Fixed-Charge Coverage Ratio may not be less than 1.75 (one point seven five) to 1 (one) at any time.

     (d) Its Cash, Bank Deposits and Temporary Investments balance according to its latest general consolidated balance sheet presented to the Creditors and assessed as being in accordance with GAAP may at no time be less than the equivalent in Pesos - as of the date of said general balance sheet - of US $1,750,000.00 (one million, seven hundred fifty thousand dollars).

     (e) At no time may its Shareholders Equity be less than $850,000,000.00 (eight hundred fifty million Pesos), an amount that will be updated at the end of each calendar year pursuant to the National Consumer Price Index published by the Bank of Mexico.

          With the understanding that for the purposes of this section 14.2, the following terms will have the meanings indicated below:

          "Debts" means with respect to any entity (and without duplication in case of consolidation) (i) any debt owed for money taken as a loan or for deferred payment of the price of any good or service, with respect to which said entity would be responsible directly or indirectly, whether as obligated party, guarantor, or in any other manner, or with respect to which said entity in any way guarantees to the creditor of said debt, against any loss with respect to said debt (the foregoing with the understanding that for the purposes of this definition only those debts with suppliers that generate financial cost are counted), and (ii) obligations of said entity in connection with leases that have been, or should be, recorded as financial leases pursuant to GAAP, with the understanding that customer prepayments for advertising in the future are explicitly excluded.

          "Shareholders' Equity" means with respect to any entity on any date, the shareholders' equity on said date of said entity, determined in accordance with GAAP.

          "EBIT" means, with respect to any entity, in relation to any period, the result of subtracting (without duplication) from the product of the sales and other operating income of said entity, during said period, (a) the sum of the cost of the sales of said period, (b) the operating expenses of said period, (c) the cost of sales and administrative expenses of said period, and (d) the depreciation and amortization, in each case determined in accordance with GAAP.

          "EBITDA" means, with respect to any entity, in relation to any period, the result of computing (without duplication) the EBIT of said entity corresponding to the period in question, and adding to it the depreciation and amortization corresponding to said period, if these costs were deducted in the calculation of EBIT, in each case determined in accordance with GAAP.

          "Free Cash Flow" means, with respect to any entity, the EBITDA of the last 12 (twelve) months plus the balance of Cash, Bank Deposits and Temporary Investments on the date of calculating the Free Cash Flow minus Capital Investments (other than financed Capital Investments), minus any taxes paid during the past 12 (twelve) months, minus dividends or capital reductions during the past 12 (twelve) months.

          "Financial Expenses" means with respect to any entity, interest paid by said entity for any reason, including, but not limited to, interest paid by the Borrower under this Agreement and the interest paid for factoring operations and financial leasing.

          "Interest Coverage Ratio" means in relation to each completed quarterly period of each company period of said entity, the result of dividing (i) the EBIT of said entity for the 12 (twelve) months preceding the date of the corresponding calculation, by (ii) the Financial Expenses of said entity, for the 12 (twelve) months prior to the date of the corresponding calculation.

          "Fixed-Charge Coverage Ratio" means, with respect to any entity and for each completed quarter of each entity's fiscal year, the result of dividing (i) the Free Cash Flow by (ii) the amortization of principal of the Debts for the following 12 (twelve) months, plus the Financial Expenses during the last 12 (twelve) months.

          "Property Guarantee Coverage Ratio" means, with respect to any entity, the result of dividing (i) the Market Value of the Property Guarantee, by (ii) the unpaid balance of credit granted under this Agreement.

          "Total Debt to EBITDA Ratio" means, with respect to any entity, and for each completed quarter of each entity's fiscal year, the result of dividing (i) the total Debts generated by a Financial Expense of said entity on the date on which the calculation of said index is made, by
          (ii) the EBITDA of said entity of the twelve (12) months preceding the date of the calculation.

          "Capital Investments" means, with respect to any entity and for any period, the sum of all non-financial expenses during said period that, pursuant to GAAP, must be included or must be reflected in the general balance of said Entity with respect to machinery, equipment, fixed assets, real estate or improvements, or for replacements or substitutions thereof or additions thereto.

          "Market Value of the Property Guarantee" means, on the date of the corresponding determination, the market value of the Property referred to in Section (f) of Section 9.2 of Clause Nine of this Agreement, consistent with the most recent appraisal prepared by any of the following appraisers: Colliers International, Cushman & Wakefield or Baita, which will be chosen by the Creditors with the prior consent of the Borrower, who will not be able to unjustifiably refuse, and whose fees, duly documented, must be reasonable and acceptable for the parties and shall be paid by the Borrower, with the understanding that if an event of default, per the terms of Clause Sixteen of this Agreement, the Creditors may freely choose said appraiser without the consent of the Borrower.

14.3 Operations. During the term of this Agreement, the Borrower, the Several Obligors and the Guarantors must comply with the following:

     (a) They must run their business in an ongoing manner consistent with healthy business practices;

     (b) They must continue to operate pursuant to their company purpose and in material compliance with the legal provisions of Mexico;

     (c) Except for the exceptions indicated in Section 8.6 of the Eighth Clause of this Agreement, they must keep current all the operating licenses, patents, trademarks and industrial and intellectual property rights of which they currently or will in future be the owner, authorized user, concessionaire, licensee or franchisee, that are required to carry out their principal operations; and

     (d) They must carry out and comply with all material obligations arising from the concessions and from their present or future contractual obligations.

14.4 Maintenance of Accounting Records and Books. The Borrower, the Several Obligors and the Guarantors must keep the accounting books and records correctly and ensure that they are up-to-date and contain complete entries pursuant to GAAP, applied consistently, reflecting all its financial operations.

14.5 Validity of Government Approvals. The Borrower, the Several Obligors and the Guarantors must take all measures required at all times to obtain and keep current and in full effect all entries in public registers, authorizations and governmental approvals that are necessary and required for the purpose of fulfilling its obligations under the credit arrangement authorized under this Agreement.

14.6 Maintenance of Property. The Borrower, the Several Obligors and the Guarantors must maintain, and make certain that they are maintained in good operating condition, all the assets necessary or useful for the proper operation of its business, except for use and normal wear, always in compliance with all applicable provisions, including applicable environmental legislation.

14.7 Insurance. The Borrower, the Several Obligors and the Guarantors must keep their assets insured against all risks, in the same manner as other companies that carry out similar activities; the corresponding policies must be issued by insurance companies of recognized international reputation and said policies must remain in effect at all times during the term of this Agreement. The Borrower must provide, at the Creditors' request, proof of the foregoing to the full satisfaction of the Creditors.

14.8 Additional Information. The Borrower will provide to the Creditors within 10 (ten) business days after the Creditors' written request any additional information they reasonably request, having regard to the status of the guarantees and its financial, operating and market situation. In addition, no later than 10 (ten) business days following the date on which it learns of it, the Borrower, the Several Obligors and the Guarantors are required to inform the Creditors in writing regarding any event that affects or could have a Material Adverse Change on its operations or its financial condition or one which could be anticipated, including the existence of any Material Adverse Change in its labor situation (including without limitation any strike call). Independent of the foregoing, the Borrower will be obligated to inform the Creditors in writing of any appointment or removal of a chief executive officer, as well as any top management person of the Borrower within 5 (five) business days following the date on which said appointment or removal takes place.

For the purposes of this Agreement, "Material Adverse Change" means any change, event or circumstance that generates or could generate an obligation, damages, prejudice, loss or liability for the Borrower, the Several Obligors and the Guarantors, equal to 5% (five percent) or more of the amount of the Borrower's total assets according to the latest general balance sheet reported by the Borrower to the Creditors during the corresponding period under this Agreement.

14.9 Environmental Issues. The Borrower, the Several Obligors and the Guarantors must comply at all times during the term of this Agreement with applicable environmental legislation. In case of non-compliance, the Borrower agrees to compensate the Creditors and hold them harmless with regard to any claim or penalty arising from said non-compliance, imposed by any governmental authority in Mexico in the area of the environment.

14.10 Registration. The Borrower must submit for entry in the corresponding Public Registers of Property and Commerce, the Trust Agreements and the Mortgage Agreement, within 5 (five) calendar days following the date of signing and obtain the corresponding record within 180 (one hundred eighty) calendar days following the date of presentation to and registration with the corresponding Public Register.

14.11 Appraisals. At least once every 12 (twelve) months from the date of this Agreement and during its term, it must obtain the Market Value of the Property Guarantee.

14.12 Commissions. The Borrower must pay the Creditors the commissions agreed upon by both parties in a separate document.

FIFTEENTH.- NEGATIVE COVENANTS.- If any part of the credit is unpaid under this Agreement or the Promissory Notes, the Borrower, the Several Obligors and the Guarantors, as applicable, will abstain from taking any of the actions indicated below, without first obtaining prior written consent from the Creditors, in which case such consent and approval will serve only and exclusively for the specific issue and occasion for which it has been granted:

15.1 Additional Debt. The Borrower may not contract additional debt if contracting additional debt means that the Borrower will become non-compliant with any of the financial ratios indicated in Section 14.2 of this Agreement. In any case, the Borrower must notify the Creditors regarding the contracting of additional debt within five (5) calendar days after it has contracted this debt.

15.2 Encumbrances. While there is an event of default of this contract, the Borrower may not form or allow the formation or existence of mortgages, sureties, guarantees or any encumbrance ("Encumbrance") with respect to its assets, except for those arising from this Agreement. In any case, the Borrower must notify the Creditors regarding the generation of encumbrances different from those arising from this Agreement within five calendar days of said generation.

15.3 Mergers and Divisions. (x) To undertake, in an transaction or series of transactions, the merger, consolidation or division of the Borrower, any of the Several Obligors or any of the Guarantors, or (y) transfer, dispose of or lease out all or most of the assets of the Borrower, any of the Several Obligors or any of the Guarantors, as general property.

15.4 Sales of Assets. Conduct any Sales of Assets, except as indicated in Annex "C" to this agreement.

15.5 Dividends. Pay dividends, if payment of such dividend, repayment of capital, premium, bonds or any other distribution on the shares representative of its share capital or of its reduction of capital causes it to run into non-compliance with any of the financial ratios indicated in section 14.2 of this Agreement or such dividend or distribution would constitute non-compliance with this Agreement; in which case the Borrower will be able to pay said dividend or make such distribution with the prior authorization of the Creditors.

15.6 Modification of the corporate purpose. Allow modifications in the corporate purpose of the Borrower, the Several Obligors, or any of the Guarantors or allow any change in the nature of its business, considering the nature thereof on the date this Agreement is signed.

15.7 Conducting Business. The Borrower, the Several Obligors and the Guarantors will not change in any substantive manner, and will ensure that its subsidiaries, if it has any, will not change in any substantive manner the nature of its business as it is currently conducted.

15.8 Affiliate Agreements. To enter into any transaction, including any purchase, sale, leasing, property exchange, contracting for a service or payment of any administrative, consulting or similar commissions, with any of the affiliates or Subsidiaries, if it has any, or its shareholders and officials, unless such operation is (i) expressly allowed under this Agreement, (ii) done in the ordinary course of their respective businesses, (iii) conforms to applicable law and has just and reasonable conditions that are as favorable for the Borrower as would be those of a similar transaction in terms of the market with a entity that is not an affiliate or subsidiary of the Borrower, if it has one; and (iv) an operation that does not represent an event of default under this Agreement.

SIXTEENTH.- ACCELERATION.- Each of the Creditors reserves the power to accelerate the due date for the term of payment of the amount of credit and interest, without the need for any previous requirement or procedure, claim or legal action or other notification of any nature; the Borrower, the Several Obligors and the Guarantors expressly waive such, if any of the Borrower and the Several Obligors and the Guarantors, as may be the case, fail to comply with the obligations under this agreement or do not remedy said non-compliance within the period established for so doing, a period which runs from the date of the corresponding notification (which only will be given in cases in which a term was authorized to remedy said non-compliance), when such is foreseen, or in other cases in which applicable law so stipulates or in any of the situations given below, unless there is prior written consent by the legal representatives of the Creditors giving them a waiver of their compliance with any of the foregoing, without this waiver also representing an exemption from compliance with the Borrower's other obligations under this agreement:

     (a) If any statement made by the Borrower in this Agreement or the Promissory Notes that document it or in any document or certificate arising therefrom or in any document conveyed in relation to this transaction, proves to be false or incorrect on the date in which it was made or conveyed, respectively.

     (b) If the Borrower should cease to make, in part or in whole, one or more of the payments it is obliged to make under this Agreement, whether of capital, interest, commissions, expenses or other incidentals.

     (c) If voluntarily or involuntarily any step in bankruptcy proceedings and/or insolvency proceedings were to be taken by the Borrower, any of the Several Obligors, or any of the Guarantors, or if insolvency or bankruptcy were actually declared by the Borrower.

     (d) If the current shareholders of the Borrower, of any of the Several Obligors, or of any of the Guarantors, would cease to be owners of at least 51% of the shares representing share capital, except in cases of death, or they cease to have the power to appoint the majority of the members of their respective boards of directors.

     (e) If the Borrower, any of the Several Obligors, or any of the Guarantors is converted, merged, divided or enters into a state of dissolution or liquidation.

     (f) Except as indicated in Annex "C" to this Agreement, if the Borrower makes any Sale of Assets, or if the Borrower's fixed assets are seized for an amount that exceeds 2.5% (two point five percent) of the amount of the Borrower's consolidated fixed assets according to the latest consolidated general balance reported by the Borrower to the Creditors under this Agreement.

     (g) If the Borrower, or any of the Several Obligors or Guarantors fails to comply with any of the requirements or prohibitions established in this Agreement that are not expressly set down in this clause, and this breach is not remedied within 15 (fifteen) calendar days after notification of such breach per the terms of this clause.

     (h) If the Borrower incurs any event of default within the framework of any other credit or loan that the Creditors or any third party have granted it, if and only if the obligations that would expire early individually or jointly exceed US$ 1,000,000.00 (One Million Dollars) or its equivalent in Pesos.

     (i) If the Borrower uses the credit for any purpose other than that contained in Clause Three of this Agreement, or a purpose different from one previously authorized in writing by the Creditors.

     (j) If the Borrower does not comply with the instructions or in any manner obstructs work or does not punctually pay duly documented reasonable fees of those Creditor-appointed inspector(s) whose job it is to ensure compliance with this Agreement, without this situation being remedied within 15 (fifteen) calendar days.

     (k) If the Borrower, or any of the Several Obligors or the Guarantors does not punctually obtain or renew the insurance required by this Agreement and/or the Credit Documents and deliver a certified copy or duplicate of the policy or corresponding renewal and the respective endorsement in favor of the Creditors for the amount of their commitments, within the terms indicated in this Agreement and/or in the Credit Documents, if such a situation is not remedied within 15 (fifteen) calendar days.

     (l) If by acts or obligations of the Borrower, the Several Obligors, or the Guarantors third parties exercise or try to exercise rights over the assets granted in guarantee under the Trust Agreement or the Property covered by the Mortgage Agreement, unless the Borrower demonstrates satisfactorily in the Creditors' judgment, within 15 (fifteen) calendar days following the exercise or attempt to exercise these rights, that said exercise or attempt to exercise does not cause or could not cause detriment to any of the Creditors' guarantees under the Credit Documents.

     (m) In case of total or partial sale of any of the assets that make up the guarantees under the Trust Deed or the Mortgage Agreement, without the prior written consent of the Creditors.

     (n) If in any manner the possession of the Property that is subject of the Mortgage Agreement is affected or transferred, either freely or encumbered, without the Creditors' prior written consent.

     (o) If the Borrower, the Several Obligors or the Guarantors change or leave their sphere of activities.

     (p) If the Borrower reduces its share capital in violation of this Agreement.

     (q) If the Borrower and/or its affiliated companies make loans to third parties, except to Subsidiaries of the Borrower, whose unpaid balance at any time exceeds US $1,000,000.00 or its equivalent in Pesos.

     (r) If the Borrower, the Several Obligors, the Guarantors, or their affiliated companies secure bonds, backing, or any other guarantee with their property, operating licenses, processing units, machinery and equipment or any other thing in order to guarantee obligations of third parties.

SEVENTEENTH.- UNFORESEEABLE CIRCUMSTANCE(S) OR FORCE MAJEURE.- Unless there is an agreement to the contrary signed by the parties in good faith, the Borrower, the Several Obligors and the Guarantors must comply in whole with the obligations they have assumed, even in the case of unforeseeable circumstance(s) or force majeure, and they accept their responsibility pursuant to article 2111 (two thousand one hundred eleven) of the Federal Civil Code and corollaries of the federated entities of the Mexican Republic.

EIGHTEENTH.- CERTAIN OBLIGATIONS OF THE CREDITORS.- If any Creditor obtains any payment from the Borrower under this Agreement or under any of the Credit Documents, whether in the form of principal, interest (ordinary or penalty), expenses, commissions, indemnities or any other type of payment, whether voluntarily or as a consequence of exercising Creditors' rights under this contract, or under any of the Credit Documents, and this payment received by the Creditor in question is greater than the proportional part of the credit that corresponds to it by virtue of the amount of the commitment, the Creditor must return any excess he may have received to the Creditor that has received an amount less than what should have gone to it for that part of the credit that represented the amount of its commitment. If no Creditor has received an amount less than what should correspond to it for that part of the credit representing the amount of its commitment, this excess must be refunded to the Borrower within 5 (five) business days following the written request presented to the corresponding Creditor.

NINETEENTH.- WAIVER OF RIGHTS.- Any failure by the Creditors to exercise the rights set down in this Agreement, shall in no case represent a waiver of these rights and neither will the singular or partial exercise of any right arising from this instrument by the Creditors exclude any other right, power or privilege.

TWENTIETH.- DENOUNCEMENT.- From May 16, 2008, the Creditors expressly reserve the power to restrict in whole or in part the amount of Credit or the term for exercise thereof or both at once, and if applicable, the power to denounce this Agreement at any time by simple notice given to the Borrower in writing per the terms established in article 294 of the General Law of Credit Instruments and Operations (i) for having found the Borrower in any event of default pursuant to this Agreement, the Trust Agreement or the Mortgage Agreements, (ii) in case any governmental, administrative or judicial authority orders or hinders the Creditors from maintaining the credit or complying with the obligations arising therefrom, or (iii) in case making the credit available becomes an illegal act.

If this Agreement is denounced, the parties agree that the Borrower will continue to be obligated to pay the premiums, commissions, expenses and other incidentals of the credit.

TWENTY-FIRST.- ANNEXES AND TITLES OF THE CLAUSES.- The parties agree that the annexes referenced in this Agreement are an integral part of this Agreement. Likewise, the titles of the Clauses that appear in this instrument have been put there for the exclusive purpose of facilitating the reading thereof and so do not limit the contents of the Clauses. For the purposes of interpretation of this instrument, the contents of the Representations and Clauses of this instrument must serve exclusively for the purposes of interpretation of this instrument and in no manner the titles thereof.

TWENTY-SECOND.- EXPENSES.- All the duly documented expenses, professional fees and taxes that this Agreement and the Credit Documents generate; registration in the corresponding Public Register of Property and Commerce, as well as the timely payment of these expenses and the guarantees will be the responsibility of the Borrower.

Likewise, the Borrower will pay all reasonable and documented expenses the Creditors might incur:

     (a) In connection with preparation, signing, delivery, registration, modification, amendments and administration of the Agreement and of the Credit Documents (including but not limited to professional fees and attorneys' expenses of the Creditors or of the notaries involved therein, all duly documented); and

     (b) In relation to the respective execution of this contract and the Credit Documents (including but not limited to reasonable attorneys' fees and expenses, duly documented).

TWENTY-THIRD.- DOMICILES.- All the notifications and other communications arising from this Agreement must be given in writing in the form indicated in this instrument, in Spanish, and sent to the domiciles indicated below. Such notification and communication must be delivered in person or by facsimile transmission sent in the manner described above; if conveyed by messenger it will be considered valid upon its reception, or if sent via fax, when transmitted and confirmation has been received:

          (a) GE Capital CEF Mexico, S. de R.L. de C.V., el sito en Prolongacion Paseo de la Reforma 490 (four hundred ninety), Piso 4 (four), Colonia Santa Fe Pena Blanca, C.P. 01210 (zero one two one zero), Mexico, D.F.

               Attention:    Director de Riesgos.

          (b) Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, el sito en: Paseo de las Palmas numero 736 (seven hundred thirty-six), Colonia Lomas de Chapultepec, C.P. 11000 (one one zero zero zero), Mexico, D.F.

               Attention:    Luis Roberto Frias Humphrey

          (c) The Borrower, the Several Obligors and the Guarantors: Av. Constituyentes No. 1154, Colonia Lomas Altas, C.P. 11950, Mexico, D.F.

               Attention:    Pedro Beltran Nasr y
                             Alvaro Fernando Fajardo de la Mora

If the Borrower, the Several Obligors and the Guarantors do not notify the Creditors in writing about a change of domicile, summonses and other judicial or extrajudicial procedures will be delivered to the domiciles indicated in this Clause.

TWENTY-FOURTH.- ASSIGNMENTS AND PARTICIPATIONS.- (a) The Creditors have the power to assign, participate in, or in any other manner negotiate, even before the expiration of this Agreement or of any Promissory Note, the credit granted under this Agreement and any Promissory Note, as long as they duly give notice in writing to the Borrower, the Several Obligors and the Guarantors within 5
(five) calendar days following such participation, assignment or negotiation, with the understanding that such assignment or participation will not represent an additional financial cost for the Borrower.

        (b) The aforementioned assignments or participations will not constitute any renewal of credit. From any of these assignments or negotiations, the successor or authorized participant will be considered as a Creditor for the purposes of this Agreement and related documentation. Therefore, the successor, or authorized participant will be subject to all the provisions of this Agreement and of the Credit Documents without the need for the Borrower's express consent.

        (c) If any Creditor makes, or has the intention to make, an assignment, participation or partial or total discount of the credit under the terms of this Clause, the corresponding Creditor will be able to request and the Borrower, the Several Obligors and the Guarantors will be obligated to exchange the promissory note signed and conveyed to said Creditor, for one or more promissory notes for lesser amounts of principal but which together, would be for an amount of principal equal to the amount of unpaid principal of the promissory note exchanged; with the understanding that the legal costs and expenses of any assignor, participant or purchaser in relation to said succession, participation or negotiation would be the responsibility of such assignor, participant or buyer.

        (d) The Borrower, the Several Obligors and the Guarantors will not be able to assign their rights or their obligations under this Agreement or the Promissory Note.

TWENTY-FIFTH.- COMPENSATION.- In case of (i) a non-compliance or an event of default under this Agreement or (ii) the requesting or granting of an authorization for acceleration of the credit, the Creditors and their affiliates are authorized to the extent permitted by applicable legislation to charge or offset against any account that the Borrower maintains with the Creditors, or against the amounts the Creditors owe to the Borrower under any agreement, including, but not limited to, bonds and/or accounts whether term deposits and/or accounts, provisional or definitive, investment accounts of any type, including especially the amounts that the Creditors' trust division might hold under any investment agreement.

The Creditors will notify the Borrower as soon as possible regarding any charge or compensation that might take effect under this Clause, with the understanding that the lack of such notification will not affect in any way the validity of said charge or compensation. The Creditors' rights under this clause shall be in addition to any other rights (including other rights of compensation) that the Creditors could have.

TWENTY-SIXTH.- CHOICE OF LAW.- COURTS HAVING JURISDICTION.- The parties agree that for the interpretation and execution of this Agreement, the law of Mexico will apply and the parties shall be irrevocably subject to the jurisdiction of the courts with jurisdiction in Mexico City, Federal District, for the hearing of any dispute that arises from the interpretation or execution of this Agreement, to which effect the parties waive the jurisdiction of any other domicile, present or future, or any other one which could correspond for any reason.

TWENTY-SEVENTH.- CREDIT INFORMATION.- (a) For the purpose of complying with the provisions of the Law Regulating Credit Reporting Companies, the Borrower, the Several Obligors and the Guarantors shall deliver to the Creditors a letter of authorization signed by their corresponding representatives, authorizing the Creditors to make periodic consultations with the credit reporting companies with respect to the credit history of the Borrower, the Several Obligors and the Guarantors, as well as authorize them to provide such credit reporting companies with credit information about the Borrower, the Several Obligors and the Guarantors.

        (b) In addition to the entities and authorities cited in articles ninety-three and one hundred seventeen of the Credit Institutions Law, the Borrower, the Several Obligors and the Guarantors authorize the Creditors to disclose, with the exception of the matter contained in the Judgment, the information arising from transactions referenced by this Agreement to (i) the other financial entities that belong to the financial group to which they belong (to the extent allowed by the Credit Institutions Law), (ii) to the home office, directly or indirectly, of each one of the Creditors, (iii) the regulatory authorities of the home office of each one of the Creditors, and (iv) to the entities that comprise the parties to this agreement.

TWENTY-EIGHT.- DIVISIBILITY.- If any Clause of this Agreement is determined to be invalid or unenforceable, it shall be considered as if it had never been inserted, which will not alter or modify the validity of the rest of the Agreement, which will remain valid and must be interpreted in such a way as to most closely respect the original intent of the parties signing this Agreement.

TWENTY-NINTH.- TOTAL AGREEMENT.- The parties agree that this Agreement constitutes the entire agreement between them and shall render invalid all previous agreements and understandings, oral or written, among the parties with respect to the subject of this Agreement.

THIRTIETH.- MODIFICATIONS.- Any modification to the terms of this Agreement must be committed to writing and signed by the parties.

PURSUANT TO THE FOREGOING, the parties to this document sign this Agreement in Mexico City, Federal District, May 16, 2006 in 4 (four) original copies, leaving an original with the Borrower, the Several Obligors and the Guarantors and an original with each one of the Creditors.

                                  THE BORROWER
                                  ------------
                        Grupo Radio Centro, S.A. de C.V.

      /s/ Maria Esther Aguirre Gomez           /s/ Ana Maria Aguirre Gomez
      -------------------------------          ---------------------------------
  By: Maria Esther Aguirre Gomez           By: Ana Maria Aguirre Gomez
      Position: Representative                 Position: Representative

      /s/ Maria Adriana Aguirre Gomez          /s/ Carlos de Jesus Aguirre Gomez
      -------------------------------          ---------------------------------
  By: Maria Adriana Aguirre Gomez          By: Carlos de Jesus Aguirre Gomez
      Position: Representative                 Position: Representative

                              THE SEVERAL OBLIGORS
                              --------------------
                      Radio Centro Publicidad, S.A. de C.V.
                         GRC Publicidad, S.A. de C.V. y
                            GRC Medios, S.A. de C.V.

      /s/ Maria Esther Aguirre Gomez           /s/ Ana Maria Aguirre Gomez
      -------------------------------          ---------------------------------
  By: Maria Esther Aguirre Gomez           By: Ana Maria Aguirre Gomez
      Position: Representative                 Position: Representative

      /s/ Maria Adriana Aguirre Gomez          /s/ Carlos de Jesus Aguirre Gomez
      -------------------------------          ---------------------------------
  By: Maria Adriana Aguirre Gomez          By: Carlos de Jesus Aguirre Gomez
      Position: Representative                 Position: Representative

                                 THE GUARANTORS
                                 --------------
                     Desarrollos Empresariales, S.A. de C.V.
                         Radiodifusion Red, S.A. de C.V.
                    Inmobiliaria Radio Centro, S.A. de C.V. y
                 Universal de Muebles e Inmuebles, S.A. de C.V.

      /s/ Maria Esther Aguirre Gomez           /s/ Ana Maria Aguirre Gomez
      -------------------------------          ---------------------------------
  By: Maria Esther Aguirre Gomez           By: Ana Maria Aguirre Gomez
      Position: Representative                 Position: Representative

      /s/ Maria Adriana Aguirre Gomez          /s/ Carlos de Jesus Aguirre Gomez
      -------------------------------          ---------------------------------
  By: Maria Adriana Aguirre Gomez          By: Carlos de Jesus Aguirre Gomez
      Position: Representative                 Position: Representative

                                  THE CREDITORS
                                  -------------

         GE Capital CEF Mexico,                Banco Inbursa, S.A., Institucion
           S. de R.L. de C.V.                         de Banca Multiple,
                                                   Grupo Financiero Inbursa

      /s/ Ricardo Garza Autrey                 /s/ Luis Frias Humphrey
      -------------------------------          ---------------------------------
  By: Ricardo Garza Autrey                 By: Luis Frias Humphrey
      Position: Legal Representative           Position: Legal Representative

                                 List of Annexes
                                 ---------------

Annex A  Description of Infored Conflict

Annex B  Format of Promissory Note

Annex C  List of Permitted Transactions

Annex D  Form of Legal Opinion

Annex E  Form of Trust Agreement

Annex F  Form of Mortgage Agreement

Annex G  Form of Adhesion Agreement

Annex H  Form of Payout Request